EXHIBIT 10.27

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SALE AGREEMENT

THIS SALE AGREEMENT (“this Agreement”) is made and entered as of the 27th day of April 2007 (the “Effective Date”) by and between the following parties (individually a “Party” and collectively the “Parties”):

Purchaser:	INDUSTRIAL DEVELOPMENTS INTERNATIONAL, INC. Monarch Tower - Suite 1500 3424 Peachtree Road Atlanta, Georgia 30326 Attention: G. Bryan Blasingame, Jr.

Seller:	4100 QUEST, LLC 6 Logue Court Greenville, SC 29615 Attn: General Counsel

BACKGROUND

WHEREAS, Seller is the owner of the Property (as hereinafter defined) and is actively marketing the Property for sale; and

WHEREAS, Purchaser is leasing certain property to Seller, pursuant to the Lease (as hereinafter defined); and

WHEREAS, Purchaser has agreed that if Seller is unable to sell the Property on or before the Put Date (as hereinafter defined) and, at such time desires to sell the Property to Purchaser, Purchaser shall purchase the Property from Seller, all subject to and conditioned upon the terms herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the promises, covenants, representations and warranties hereinafter set forth, the sum of One Hundred and No/100 Dollars ($100.00) and other good and valuable consideration in hand paid by Seller to Purchaser upon the execution of this Agreement, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1. Definitions. The following terms, wherever used in this Agreement with an initial capital letter or letters, shall have the meanings specified:

“Affiliate” means (i) any Person more than fifty percent (50%) of the issued and outstanding stock of which, or more than a fifty percent (50%) interest in which, is owned, directly or indirectly, by Purchaser, (ii) any Person which owns, directly or indirectly, more than fifty percent (50%) of the issued and outstanding stock of, or more than a fifty percent (50%) interest in, Purchaser, or (iii) any Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, Purchaser. As used only in this definition, “controls” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Escrow Agent” shall mean the Title Company, acting the capacity of escrow agent hereunder.

“Existing Environmental Report” shall mean that certain letter (together with the materials referenced therein) entitled “Update of Phase I Environmental Site Assessment of the Building D Site, Memphis Distribution Center, Memphis, Tennessee”, prepared by Environmental Resources Management and addressed jointly to Kurt A. Nelson of the Purchaser and the Industrial Development Board of the City of Memphis and County of Shelby, Tennessee, dated December 1, 1999 (a copy of which is attached hereto as Exhibit E).

“Existing Exceptions” those certain exceptions to title to the Property set forth on Exhibit B attached hereto.

“Governmental Requirements” means all present and future laws, ordinances, orders, rules, regulations or requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof relating to all or any part of the Property or the use thereof.

“Improvements” means, collectively, the building, parking areas and all other improvements of any nature at any time and from time to time hereafter located on the Property.

“Investigations” means investigations and review by Purchaser respecting the Property and the Improvements, which may include, without limitation, the following matters: (a) title and survey, (b) access to a public right of way, (c) environmental, (d) wetlands and jurisdictional waters impacting the Improvements, (e) the physical attributes and condition of the Property and the Improvements, including, without limitation, drainage/floodplain issues, structural components, roof, paving, HVAC and electrical, mechanical, plumbing and fire protection systems, (f) compliance with Governmental Requirements (including, without limitation zoning matters), (g) utility availability.

“Lease” means that certain Industrial Lease Agreement of even date herewith by and between Purchaser, as landlord, and 8650 Commerce Drive, LLC, as tenant, for property located at 8650 Commerce Drive, Southaven, Mississippi.

“Notice” has the meaning given such term in Paragraph 15.

“Permitted Title Exceptions” shall mean the following: (a) all real estate taxes not yet due and payable as of the Closing Date; (b) the Existing Exceptions; and (c) any other matters approved as Permitted Title Exceptions in writing by Purchaser in its discretion prior to Closing.

“Property” means that certain real property in Shelby County, Tennessee, as more particularly described on Exhibit “A” attached hereto and made a part hereof by this reference, together with all improvements constructed thereon, including, without limitation, the Improvements, and all rights running with such land; provided, however, that Seller shall be entitled to remove from such land prior to Closing any and all property of Seller located thereon as listed on Exhibit D hereto (which, if so removed, shall not constitute part of the “Property”).

“Purchase Price” has the meaning given such term in Paragraph 3.

“Put Date” shall mean April 30, 2008.

“Put Notice” has the meaning given such term in Paragraph 2.

“Required Condition” shall mean that: (i) the Property is not subject to any title defects or title encumbrances other than the Permitted Title Exceptions to be reflected in the Title Policy; (ii) the zoning classification of the Property has not changed from that in effect as of the Effective Date; (iii) the environmental condition of the Property has not changed in any material adverse respect from the condition described in the Existing Environmental Report; (iv) the Property and the Improvements are in Good Condition (as defined hereafter); (v) the Property and the Improvements are in compliance with all applicable Governmental Requirements; and (vi) the Property is vacant and not subject to any rights of possession of others (except as a result of any easements and similar encumbrances constituting Permitted Title Exceptions). As used herein, the term “Good Condition” shall mean that: (a) the buildings on the Property are structurally sound and in good condition (considering their age and excepting ordinary wear and tear); (b) all building systems on the Property must be in good working order and repair (considering their age and excepting ordinary wear and tear), including, without limitation, the HVAC system and fire suppression, plumbing, electrical, mechanical and lighting systems (and all components thereof); (c) the floors of all buildings on the Property shall be (at a reasonable time prior to the date of Closing) swept and all bolts in the floor must shall have been cut or ground so that the top of the remaining portion of the bolt is at least one-quarter inch below the surface of the floor, and the holes created by such removal of bolts must have been filled with 100% epoxy, which meets the standards set by the American Concrete Institute and which is reasonably color-matched to the floor being filled; (d) dock doors and dock equipment upon the Property must be in good working order and repair (considering their age and excepting ordinary wear and tear); (e) the office area of the buildings on the Property must have been cleaned (at a reasonable time prior to the date of Closing); (f) the roof must be free of leaks and any remaining warranties in regard thereto shall be assigned by Seller to Purchaser at Closing; (g) the pavement, drainage features, irrigation systems, retaining walls and other non-vegetation site improvements outside of the buildings on the Property must be in good condition and repair (considering their age and excepting ordinary wear and tear); and (h) the landscaping on the Property as existing on the Effective Date shall be in substantially the same condition on the Closing Date, and a reasonable time prior to the date of Closing, all grassed areas shall have been cut and all shrubs trimmed.

“Seller’s Knowledge” shall mean the actual current knowledge, without investigation or inquiry (other than from sources reasonably likely to have relevant information within Seller), of personnel of Seller responsible for the management of the Property and the handling of potential or actual environmental liabilities of Seller.

“Title Commitment” shall mean the commitment of the Title Company to issue the Title Policy.

“Title Company” shall mean First American Title Insurance Company.

“Title Policy” shall mean the extended coverage ALTA Owner’s Policy of Title Insurance dated the date of Closing issued by the Title Company in the amount of the Purchase Price for the Property, and containing, unless prohibited by applicable statutes or regulations, such endorsements as are reasonably required by Purchaser. The Title Policy shall insure as separate insured parcels any material easement rights running to the benefit of the Property.

2. Put.

2.1 So long as no “Event of Default” (as defined in the Lease) has occurred under the Lease and is then continuing, in the event Seller has not sold the Property by the Put Date, Seller may, on or before the Put Date, give written notice to Purchaser that it desires for Purchaser to purchase the Property for the Purchase Price, subject to the terms and conditions set forth herein (the “Put Notice”), in which event Seller shall sell to Purchaser and Purchaser shall purchase from Seller, the Property subject to the terms and conditions of this Agreement (including, without limitation, those set forth in Section 5, below). In the event Purchaser does not receive the Put Notice on or before the Put Date, this Agreement shall terminate along with the obligation of Purchaser to purchase the Property and the Parties shall have no further rights or obligations hereunder, except for those which explicitly survive such a termination by their terms. The “Term” of this Agreement shall commence on the Effective Date and extend through the date of Closing unless earlier terminated as provided herein (including, without limitation, by virtue of the failure of timely delivery of the Put Notice by Seller, or by virtue of a termination of the Lease as provided below).

2.2 Notwithstanding the foregoing, in the event the Lease is terminated for any reason (other than a default of the Landlord thereunder), this Agreement shall automatically terminate along with the obligation of Purchaser to purchase the Property and the parties shall have no further rights or obligations hereunder except for those which are recited in this Agreement as specifically surviving termination.

3. Purchase Price. The purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the Property at Closing shall be [*] Dollars ($[*]).

4. Closing; Closing Costs; Prorations; Credits.

4.1 The closing or settlement of the sale of the Property (the “Closing”) shall be held in Atlanta, Georgia, during regular business hours on or before the ninetieth (90th) day following the Put Date, as extended by Section 5.2 below (the “Outside Closing Date”). The exact time, place, and date of Closing shall be selected by Purchaser by Notice to Seller at least five (5) days prior to the date so selected. If no such selection is timely made, Closing shall be held at 10:00 a.m. on the Outside Closing Date at the offices of Purchaser’s counsel, Holland & Knight LLP, located at 1201 West Peachtree Street, Suite 2000, Atlanta, GA 30309. At the written request of either Seller or Purchaser, Closing may be accomplished through an escrow with Escrow Agent in which event Purchaser and Seller shall each execute and deliver to Escrow Agent such written escrow instructions as may be reasonably necessary or desirable to carry out such escrow.

4.2 Purchaser shall pay the cost of any title examination of the Property, the cost of issuance of the Title Commitment, and the title insurance premium for the Title Policy to be issued to Purchaser. Seller shall pay the cost of any transfer, grantor, documentary stamp or similar tax or assessment applicable to the Property, any overdue property taxes, and the costs (including recording costs) of any cure of title defects required of Seller hereunder. Each Party shall pay its own attorney’s fees. Any escrow fees of the Title Company shall be shared equally.

4.3 Private assessments affecting the Property and utility charges, if any shall be prorated as of midnight of the day preceding the Closing. The state, county, city or other ad valorem property taxes and assessments assessed against the Property for the year in which the Closing occurs (the “Taxes”) shall be prorated, on an accrual basis, as of midnight of the day preceding the day of Closing. If the proration is not based on the actual tax bill for the applicable year, the proration shall, at the request of either Seller or Purchaser, be adjusted when the actual tax bill is available. If the Property is taxed as a portion of a larger parcel, the parties agree to pay their pro rata share of the Taxes covering the tax period of the Closing (and any previous periods) for the entire parcel to taxing authorities at the Closing, or, if the tax bill is not available, pay into escrow the

[*]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

estimated amount of said bill for payment by the Escrow Agent directly to the taxing authorities when the tax bill becomes available and shall execute and deliver such documentation before and after the Closing as may be necessary to cause the Property to be assessed as a separate parcel. If any special assessments or other similar governmental assessments or charges on the Property have been billed and are pending prior to Closing, Seller shall pay only those installments as shall become due and payable prior to Closing. If the Parties make any errors or omissions in the closing prorations or if they subsequently determine any dollar amount prorated to be incorrect, each agrees, upon notice from the other after Closing, to make any adjustment necessary to correct the error, including payment of any amount to the other then determined to be owing. This Paragraph 4.3 shall survive Closing.

5. Inspection.

5.1 Provided Purchaser first gives to Seller evidence reasonably acceptable to Seller of proper insurance coverage, Purchaser and Purchaser’s agents, employees and independent contractors shall have the right and privilege to enter upon the Property at all times during which this Agreement remains in effect to undertake the Inspections, which may include, without limitation, conducting soil borings and other geological, structural, engineering, architectural or landscaping tests or studies, all at Purchaser’s sole cost and expense. Purchaser hereby covenants and agrees to indemnify and hold harmless Seller from any and all loss, liability, costs, claims, demands, damages, actions, causes of actions, and suits arising out of liens, damages to property (including the Property) or personal injury or death caused by the Purchaser’s entry upon the Property pursuant to its rights under this paragraph. After conducting any soil boring or other test which affects the physical condition of the Property, Purchaser will return the Property to as nearly as practicable its condition prior to such test. Upon Purchaser’s request, Seller shall make available to Purchaser all existing books and records maintained by Seller or its agents relating to the operation of the Property. In the event Seller delivers the Put Notice, Seller shall, simultaneously with such delivery, provide to Purchaser copies of any material plans and specifications, permits, licenses, zoning approvals, certificates of occupancy, warranties, lien waivers, utility arrangements and other materials relating to the existing development of the Property and construction of the Improvements and the current ownership and occupancy thereof, to the extent in the possession of Seller. Without limiting the generality of the foregoing, the items to be delivered by Seller to Purchaser shall include those items set forth on Exhibit “C” attached hereto and made a part hereof by this reference (to the extent the existence thereof is within Seller’s Knowledge, and such items are within the possession of Seller),

5.2 Although Purchaser shall have the right to conduct the Inspections at any time during the Term, it is acknowledged that Purchaser has not, as of the date hereof conducted the Investigations, and Purchaser may not desire to do so unless and until Seller has delivered the Put Notice. If, on or before the date which is sixty (60) days after its receipt of the Put Notice (the “Inspection Date”), Purchaser determines that the results of its Inspections demonstrate that the Property is not in Required Condition, Purchaser may give written notice to Seller, such notice specifying the reasons that the Property is not in

Required Condition (the “Deficiencies”) and the estimated cost to remedy the Deficiencies (the “Cure Cost”). Seller shall thereafter have ten (10) days to respond with a written notice to Purchaser that it elects either to (a) take no action to cure the Deficiencies, in which case Purchaser may either terminate this Agreement, along with any obligation to purchase the Property and the parties shall have no further rights or obligations hereunder, except for those which explicitly survive such a termination by their terms (provided, however, that if Purchaser elects to terminate this Agreement because of any claimed Deficiencies other than those described in clauses (i), (ii) or (iii) of the definition of “Required Condition”, within 10 business days after Seller receives Purchaser’s notice of termination, Seller may elect to submit the determination of the existence of such Deficiencies, and the amount of the related Cure Cost, to binding arbitration, whereupon this Agreement shall not terminate as of such notice, but, instead, Closing shall occur 30 days after the issuance of an arbitrator’s decision as to the actual Deficiencies and the related Cure Cost, with such Cure Cost credited against the Purchase Price); or (b) undertake curative action with respect to the Deficiencies, such notice specifying in reasonable detail Seller’s plan of action with respect to such cure, along with an estimated time-frame within which it estimates the cure can be fully accomplished (the expiration of such time-frame being referred to herein as the “Estimated Cure Date”; the details of Seller’s curative plan of action and the estimated time-frame are referred to herein as the “Cure Details”). In the event the Cure Details are not reasonably acceptable to Purchaser (and the parties hereby agree to negotiate in good faith to establish reasonably acceptable Cure Details), Purchaser shall have the right to terminate this Agreement along with any obligation to purchase the Property and the parties shall have no further rights or obligations hereunder, except for those which explicitly survive such a termination by their terms (subject, however, to Seller’s right to submit the appropriateness of any Cure Details regarding any Deficiencies other than those described in clauses (i), (ii) or (iii) of the definition of “Required Condition” to binding arbitration in the same manner previously provided in this paragraph. In the event the Cure Details are reasonably acceptable to Purchaser, Purchaser shall so notify Seller, after which Seller shall use good faith efforts to cause the cure to be completed in accordance with the Cure Details (the “Cure”), and the Closing shall be postponed until the date which is fifteen (15) days following the date on which the Cure is completed by Seller. In the event the Cure is not completed on or before the date which is thirty (30) days following the Estimated Cure Date, this Agreement shall terminate, along with any obligation to of Purchaser to purchase the Property and the parties shall have no further rights or obligations hereunder, except for those which explicitly survive such a termination by their terms.

6. Title/Survey.

6.1 Seller shall not, at any time during the Term, alter or encumber title to the Property or otherwise suffer or permit any further encumbrances or liens to attach to the Property (other than the Permitted Title Exceptions). Seller shall convey marketable and insurable title to the Property to Purchaser by a special warranty deed, which shall be subject only to the Permitted Title Exceptions (the “Deed”). In no event shall the Property be subject to any (i) mortgage, deed to secure debt, deed of trust, security agreement, judgment, lien or claim of lien, or any other title exception or defect that is monetary in nature, Seller hereby agreeing to pay and satisfy of record any such title defects or exceptions prior to or at Closing at Seller’s expense or terminate this Agreement by the deadline for Closing hereunder, or (ii) any leases, rental agreements or other rights of occupancy of any kind, whether written or oral (the items described in (i) and (ii) are referred to herein collectively as the “Seller Defects”). Purchaser may, at its expense obtain a title insurance commitment for the Property (the “Title Commitment”), issued by the Title Company and naming Purchaser as the proposed insured. In the event the Title Commitment discloses any Seller Defects or any exceptions to title other than the Permitted Title Exceptions, Seller shall, at its expense, either (A) cause the same to be removed as encumbrances to the Property prior to Closing or (B) terminate this Agreement. The obligation of Purchaser to proceed with Closing shall be subject to the condition precedent that the Title Company must issue to Purchaser at the Closing a Title Policy, subject to payment by Purchaser of the premium for such policy, and Seller shall reasonably cooperate with Purchaser’s efforts to cause the Title Company to issue such Title Policy.

6.2 As used in Paragraph 6.1, “insurable title” shall mean title insurable at standard rates by the Title Company with a Title Policy.

6.3 Purchaser may, at its expense, cause the Property to be surveyed by a reputable registered land surveyor prior to giving the Closing (the “Survey”). In the event Purchaser does cause the Property to be so surveyed, the property description to be included in the Deed shall be prepared from the Survey (to the extent consistent with the deed into Seller, and then only if such Survey is certified to Seller).

7. Broker. The Parties each warrant and represent to the other that each such Party has not employed or dealt with a real estate broker or agent in connection with the Property, other than Commercial Advisors, LLC (“Broker”). Seller shall be responsible for any brokerage commission payable to Broker. The Parties covenant and agree, each to the other, to indemnify the other against any loss, liability, costs (including reasonable attorneys’ fees actually incurred), claims, demands, damages, actions, causes of action, and suits arising out of or in any manner related to the alleged employment or use by the indemnifying Party of any real estate broker or agent other than Broker. The provisions of this Paragraph 7 shall survive Closing.

8. Eminent Domain. If, after the Effective Date (including, without limitation, during any period prior to Closing and after the date on which the Put Notice has been delivered), Seller receives notice of the commencement or threatened commencement of eminent domain or other like proceedings against any portion of the Property not theretofore acquired by Purchaser, Seller shall promptly give Notice thereof to Purchaser (any of the foregoing, a “Taking”). In the event of a Taking Purchaser may terminate this Agreement, along with any obligation to purchase the Property and the Parties shall have no further rights or obligations hereunder, except for those which explicitly survive such a termination by their terms. If Purchaser does not elect to terminate this Agreement, Seller shall assign to Purchaser all rights under the Taking and the Closing shall occur with no adjustment to the Purchase Price.

9. Casualty. If any part of the Property is physically damaged after the Effective Date (including, without limitation, any period prior to Closing and after the date on which the Put Notice has been delivered), Seller shall give Notice to Purchaser of such damage and of Seller’s insurance coverage (and whether Seller is willing to allow the proceeds of such insurance to be used to restore the Property or to afford a reduction to the Purchase Price in the amount of such proceeds) (a “Casualty”). In the event of a Casualty, Purchaser may terminate this Agreement, along with any obligation to purchase the Property and the Parties shall have no further rights or obligations hereunder, except for those which explicitly survive such a termination by their terms. If Purchaser does not elect to terminate this Agreement, the Closing shall occur with no adjustment to the Purchase Price (other than for any insurance proceeds Seller elects to credit).

10. Documents. For and in consideration of, and as a condition precedent to Purchaser’s delivery to Seller of the Purchase Price at Closing, Seller shall obtain and deliver to Purchaser at Closing the following documents (all of which shall be duly executed and witnessed, which documents Purchaser agrees to execute where required):

10.1 The Deed, subject only to the Permitted Title Exceptions;

10.2 An affidavit of title or customary indemnification regarding actions of Seller that may not be reflected in the public records in form reasonably satisfactory to the Title Company for the purpose of issuing its extended coverage owner’s policy of title insurance without exception for mechanic’s, materialmen’s or other statutory liens, for unrecorded easements, or for the rights of parties in possession;

10.3 Evidence that Seller is not a foreign person against whom withholding is required under the Internal Revenue Code, or applicable state law, without which Purchaser shall withhold as required;

10.4 The certificate of reaffirmation of warranties and representations described in Paragraph 14, below;

10.5 Each Party shall deliver to the other Party appropriate evidence to establish the authority of such Party to perform its obligations hereunder at Closing; and

10.6 The Parties shall also deliver a closing statement, any escrow instructions, transfer tax declarations and other documents reasonably necessary to complete and evidence the transaction contemplated hereby.

11. Default and Remedies. In the event of any default by any party hereto in its obligations hereunder, the other party shall have the right to proceed with all remedies available at law or in equity including, without limitation, specific performance (and the parties hereto hereby stipulate and agree that specific performance is an appropriate remedy hereunder).

12.1 Conditions Precedent. In addition to other conditions set forth in this Agreement, Purchaser’s obligation to purchase the Property shall be subject to and contingent upon the following conditions precedent, any or all of which Purchaser may waive by written notice only:

12.1.1 Required Condition. There shall be no adverse change in the condition of or affecting the Property not caused by Purchaser between the Effective Date and the date scheduled for Closing that results in the Property not being in the Required Condition (subject, however, to the cure provisions herein, to the extent applicable), including, but not limited to, (a) physical damage to any of the Improvements, (b) environmental contamination, or (c) loss or obstruction of access.

12.1.2 Title Insurance. The willingness of Title Insurer to issue, at Closing, upon the sole condition of the payment of an amount no greater than its regularly scheduled premium (and the receipt of any customary indemnification from the parties), its standard Title Policy in the amount of the Purchase Price, insuring that title to the Property is vested of record in Purchaser at Closing, subject only to the Permitted Title Exceptions.

12.1.3 Intentionally Omitted.

12.1.4 Lease. Seller has theretofore complied with all the terms of the Lease, and Seller has executed and delivered to Buyer the Amended and Restated Lease which [*].

12.2 Failure of Condition(s) Precedent; Cancellation. In the event Seller delivers the Put Notice, Seller shall take all such action as necessary to cause the satisfaction of the foregoing conditions precedent. If any of the foregoing conditions precedent is not satisfied or waived in writing by Purchaser, Purchaser shall have the right (as its sole and exclusive remedy) to either proceed to Closing with no adjustment to the Purchase Price (which shall constitute a waiver by Purchaser of such conditions) or terminate this Agreement, along with any obligation to purchase the Property and the Parties shall have no further rights or obligations hereunder, except for those which explicitly survive such a termination by their terms.

[*]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

13. Possession. Seller shall deliver actual and exclusive possession of the Property at Closing.

14. Seller’s Representations, Warranties and Agreements. Seller hereby represents to Purchaser as follows:

14.1 Seller is the owner of the Property. No Person, other than Purchaser, has any right, agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Property. There are no tenants of the Property and no person or entity now has, or at the time of Closing will have, any possessory interest in any portion of the Property, under a lease or otherwise, except for Seller whose total interest in the Property will be transferred to Purchaser at Closing.

14.2 To Seller’s Knowledge, no condemnation proceeding is pending or threatened with respect to any part of the Property.

14.3 Seller’s representations in this Section 14.3 are conditioned in their entirety by matters identified in the Existing Environmental Report. Seller has not used, generated, treated, stored, released, discharged or disposed of Hazardous Substances (as hereinafter defined), on or from the Property at any time in material violation of applicable Governmental Requirements. To Seller’s Knowledge, no such material violation caused by others has occurred upon or within the Property. To Seller’s Knowledge, no notification of release of a Hazardous Substance has been filed as to the Property, nor is the Property listed or formally proposed for listing on the National Priority List promulgated pursuant to federal law or on the State of Tennessee’s list of Hazardous Substance sites requiring investigation or clean-up. To Seller’s Knowledge, there are no above-ground or underground tanks or any other underground storage facilities located on the Property, except for the above-ground tank storing fuel for the generator at the Property. To Seller’s Knowledge, (i) Seller has complied in all material respects with all reporting requirements under any applicable federal, state or local environmental laws and (ii) there are no existing violations by Seller of any such environmental laws in any material respect. Seller has not used the Property as a landfill, dump or stump pit, and to Seller’s Knowledge, the Property has never been so used. To Seller’s Knowledge, no claims, actions, suits, proceedings or investigations related to the presence, release, discharge, spillage or disposal of any Hazardous Substance or contamination of soil or water by any Hazardous Substance are pending or threatened with respect to the Property or otherwise against Seller in any court or before any state, federal or other governmental agency or private arbitration tribunal. To Seller’s Knowledge no PCB, PCB-contaminated, friable asbestos or formaldehyde-based insulation items are present at the Property. “Hazardous Substance” shall refer to any hazardous or toxic substance or waste as those terms are defined by any applicable federal or state law or regulation, including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 et seq. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and petroleum, petroleum products and oil.

14.4 Seller has not received notice of (and, to Seller’s Knowledge, there does not exist) any actual or pending litigation or proceeding by any organization, person, individual or governmental agency against Seller with respect to the Property or any portion thereof or with respect thereto. To Seller’s Knowledge, no basis exists for any such action. Seller has not received notice of (and, to Seller’s Knowledge, there does not exist) any uncured material violations of law, municipal or county ordinances, or other legal requirements with respect to (x) the Property (or any part thereof) or (y) the use, occupancy, or construction thereof.

14.5 To Seller’s Knowledge, the Property is not subject to or affected by any special assessment for public improvements or otherwise, whether or not presently a lien upon the Property. To Seller’s Knowledge, no governmental authority has imposed any requirement that Seller pay, directly or indirectly, any special fees or contributions or incur any expenses or obligations in connection with the development of the Property or any portion thereof, other than any regular and nondiscriminatory local real estate or school taxes assessed against the Property. To Seller’s Knowledge, the Property is separately assessed for real property tax assessment purposes and is not combined with any other real property for tax assessment purposes. Seller has received no notice of any contemplated or actual reassessment of the Property or any portion thereof for general real estate tax purposes. As of the date hereof, to Seller’s Knowledge, all due and payable taxes, assessments, water charges and sewer charges affecting the Property or any portion thereof have been paid.

14.6 Seller has made no commitment to any governmental authority, utility company, school board, church or other religious body, homeowner or homeowner’s association or any other organization, group or individual relating to the Property which would impose an obligation upon Seller or its successors or assigns to make any contributions or dedications of money or land, or to construct, install or maintain any improvements of a public or private nature as part of the Property or upon separate lands.

14.7 Seller is not a “foreign person” as that term is defined in the Internal Revenue Code of 1986, as amended and the Regulations promulgated pursuant thereto. Seller’s sale of the Property is not subject to any Federal, state or local withholding obligation of Purchaser under the tax laws applicable to Seller or the Property.

14.8 To Seller’s Knowledge, the Property constitutes a separately subdivided, legally distinct parcel of land. To Seller’s knowledge, Seller has complied in all material respects with all Governmental Requirements and restrictions pertaining to and affecting the Property that relate to such subdivision.

14.9 Seller has not made in favor of any Person any right, agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Property.

14.10 To Seller’s knowledge: (i) the Property is in Good Condition; (ii) the Improvements are presently connected to and have water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection and means of ingress and egress to and from public roads; and (iii) no additional easements (other than those which are presently in effect) are required for public access, connection or utilization of existing utilities. Seller has not received any unsatisfied requests for repairs, restoration or improvements from any of its lenders, insurance carriers or applicable governmental authorities with regard to the Property.

The foregoing representations and warranties are true and correct as of the Effective Date and it shall be a condition of Closing that such representations and warranties remain true and correct as of the date of Closing; provided, however, that if an event or circumstance causes any such representation or warranty to be untrue as of the Effective Date or the date of the Closing, Seller shall not be required to take any action with respect to such event or occurrence; provided, however, that Purchaser shall have the right to terminate this Agreement if any such representation or warranty is not true as of the date of the Closing (in which event all parties hereto shall be released from all further obligations under this Agreement). Subject to the foregoing, Seller shall reaffirm these representations and warranties at (and as of the date of) Closing. The foregoing representations and warranties shall be deemed merged into any instrument of conveyance delivered at Closing and shall be of no further force or effect (and Seller shall have no liability with respect thereto), except that the representations and warranties contained in Sections 14.6 and 14.7 shall survive Closing for a period of two (2) years, and shall inure to the benefit of Purchaser, its successors and assigns; provided that the expiration of such two-year period shall not affect a claim by Purchaser under this Paragraph 14 which has been asserted in writing prior to the end of such two (2) years. In addition, although the representations and warranties of Seller under Section 14.3 will not survive the Closing, Seller acknowledges that it is not disclaiming any liability that Seller may continue to have after Closing under applicable Governmental Requirements as a former owner of the Property for the presence of any Hazardous Substance on the Property during Seller’s ownership thereof.

15 Miscellaneous

15.1. Notice. Wherever any notice or other communication is required or permitted hereunder (“Notice”), such Notice shall be in writing and shall be delivered by hand, by nationally-recognized overnight express delivery service, by U. S. registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth on the first page of this Agreement and set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

Notice to Purchaser:

Industrial Developments International, Inc.

Monarch Tower, Suite 1500

3424 Peachtree Road

Atlanta, Georgia 30327

Attention: Mr. G. Bryan Blasingame, Jr.

Fax: (404) 479-4115

With a copy to:

Industrial Developments International, Inc.

1000 Ridgeway Loop Road

Suite 100

Memphis, TN 38120

Attn: Mr. Kurt A. Nelson

Notice to Seller:

4100 Quest, LLC

6 Logue Court

Greenville, SC 29615

Attn: General Counsel

Any notice or other communication mailed as hereinabove provided shall be deemed effectively given and received (a) on the date of delivery, if delivered by hand or overnight express delivery service; or (b) on the date indicated on the return receipt if mailed (or, if not accepted, 3 business days after depositing in the mail). If any notice mailed is properly addressed but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing.

15.2. Time of Essence. Time is of the essence of this Agreement.

15.3. Entire Agreement. This Agreement constitutes the entire agreement of the Parties and may not be amended except by written instrument executed by Purchaser and Seller.

15.4. Interpretation. The paragraph headings are inserted for convenience only and are in no way intended to interpret, define, or limit the scope or content of this Agreement or any provision hereof. If any Party is made up of more than one person or entity, then all such persons and entities shall be included jointly and severally, even though the defined term for such Party is used in the singular in this Agreement. If any right of approval or consent by a Party is provided for in this Agreement, the Party shall exercise the right promptly, in good faith and reasonably, unless this Agreement expressly gives such Party the right to use its sole discretion. The term “Business Day” shall mean Monday through Friday excluding holidays recognized by the Federal government or the state government of the state in which the Property is located. If any time period under this Agreement ends on a day other than a Business Day, then the time period shall be extended until the next Business Day.

15.5. Survival and Termination.

15.5.1 The provisions of this Agreement shall survive the Closing and shall remain in full force and effect only with respect to those rights, duties and obligations of Seller and Purchaser which are expressly stated herein to survive and be performed after the Closing.

15.5.2 “Terminate” or “Termination” shall mean the termination of this Agreement pursuant to any provision of this Agreement expressly providing for such termination.

15.6. Applicable Law. This Agreement shall be construed and interpreted in accordance with the substantive laws of the State of Tennessee.

15.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The rights of Purchaser under this Agreement are assignable in whole (but not in part) to any Affiliate of Purchaser (provided, however, the parties hereto hereby agree that notwithstanding any such assignment, the original Purchaser hereunder shall remain fully liable, jointly and severally with any such assignee, for all obligations of Purchaser hereunder), but otherwise any assignment hereof by Purchaser shall be subject to the prior written consent of Seller, which shall not be unreasonably withheld or delayed. Any permitted assignment shall be in writing, and the assignee shall assume and agree to observe and perform all of the obligations and duties of Purchaser under this Agreement. No assignment shall be effective until Seller has received Notice thereof including the assignee’s address and a copy of the assignment. After receipt of such Notice, Seller shall deal in all respects with the assignee as “Purchaser” under this Agreement. Seller acknowledges that after Notice of an assignment, the new Purchaser may designate the original Purchaser as an additional addressee for Notices subject to and in accordance with Paragraph 15.1 of this Agreement.

15.8. Exhibits. The exhibits referred to in and attached to this Agreement are incorporated herein in full by reference.

15.9. Counterpart Execution; Electronic Delivery. This Agreement may be executed in separate counterparts. It shall be fully executed when each Party whose signature is required has signed at least one counterpart even though no one counterpart contains the signatures of all the Parties. Executed counterparts of this Agreement may be delivered by facsimile, email or other electronic transmission with the same force and effect as if originals had been delivered to the parties hereunder. At the request of any party, all parties shall promptly execute and deliver to the parties hereto multiple originals sufficient for each party to possess two fully executed originals of this Agreement.

15.10 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations, and is intended, and shall for all purposes be deemed to be, a single, integrated document setting forth all of the agreements and understandings of the parties hereto, and superseding all prior negotiations, understandings and agreements of such parties with respect to the sale of the Property. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

15.11. No Partnership. Seller and Purchaser acknowledge and agree that the existence of this Agreement does not in any way whatsoever create or constitute any kind of partnership or joint venture of any nature between Seller and Purchaser. The sole and exclusive legal relationship created by this Agreement is a relationship as seller and purchaser only.

IN WITNESS WHEREOF, the Parties have set their hands and seals hereto as of the day and year first above written.

PURCHASER:

INDUSTRIAL DEVELOPMENTS INTERNATIONAL, INC.

By:	/s/ David R. Birdwell
Name:	David R. Birdwell
Title:	Secretary

Attest:	/s/ G. Bryan Blasingame
Name:	G. Bryan Blasingame
Title:	Assistant Secretary

(AFFIX CORPORATE SEAL)

SELLER:

4100 Quest, LLC

By:	/s/ Andrea D. Meade
Name:	Andrea D. Meade
Title:	EVP, Corporate Operations

Attest:	/s/ John Ellsworth
Name:	John Ellsworth
Title:	Corporate Secretary

(AFFIX CORPORATE SEAL)